Exhibit 99.1

BANC OF AMERICA SECURITIES LLC

BANK OF AMERICA, N.A.

9 West 57th Street

New York, New York 10019

January 16, 2007

Health Management Associates, Inc.

5811 Pelican Boulevard

Suite 500

Naples, FL 34108

Project Trojan

Commitment Letter

$3,250.0 million Senior Secured Credit Facilities

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”) and Banc of America Securities LLC (“BAS”) that you (the “Borrower”) intend to enter into a recapitalization transaction (the “Recapitalization”) consisting of the declaration and payment of a special one time dividend to be paid to holders of the Borrower’s common stock in an aggregate amount not to exceed $2.5 billion.

You have also advised us that you intend to finance the Recapitalization, the costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Borrower after consummation of the Recapitalization from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): up to $3,250.0 million in senior secured credit facilities of the Borrower (collectively, the “Credit Facilities”), comprised of (i) term loan facilities aggregating up to $2,750.0 million and (ii) a revolving credit facility of up to $500.0 million. The Recapitalization, the entering into and funding of the Credit Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.”

1.

Commitments. In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide the full principal amount of the Credit Facilities and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Credit Facilities, all upon and subject to the terms and conditions set forth in this letter and in the summary of terms attached as Annex I and Annex II hereto (collectively, the “Summary of Terms”), and together with this letter agreement, the “Commitment Letter”) and (b) BAS is pleased to advise you of its willingness, as the sole lead arranger and joint bookrunning manager (in such capacities, the “Lead Arranger”) for the Credit Facilities, to form a syndicate of financial institutions and institutional lenders (including Bank of America) (collectively, the “Lenders”) in consultation with you for the Credit Facilities, including Bank of America. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the

Summary of Terms. If you accept this Commitment Letter as provided below, the date of the initial funding under the Credit Facilities is referred to herein as the “Closing Date.”

2.	Syndication. The Lead Arranger intends to commence syndication of the Credit Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter, and the commitment of Bank of America hereunder shall be reduced dollar-for-dollar as and when corresponding commitments are received. You agree to actively assist the Lead Arranger in achieving a syndication of the Credit Facilities that is satisfactory to the Lead Arranger and the Lead Arranger agrees to consult with you in connection therewith. Such assistance shall include (a) your providing the Lead Arranger and the Lenders upon request with all information reasonably deemed necessary by the Lead Arranger to complete such syndication, including, but not limited to, information and evaluations prepared by you, or your advisors on your behalf, relating to the Transaction, (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Credit Facilities, (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the existing lending relationships of the Companies and (d) your otherwise assisting the Lead Arranger in its syndication efforts, including by making the officers and advisors of the Companies available from time to time to attend and make presentations regarding the business and prospects of the Companies, as appropriate, at one or more meetings of prospective Lenders.

You hereby agree to use commercially reasonable efforts to (i) cause the Information Memorandum to be used in connection with the syndication of the Credit Facilities to be completed no less than 28 consecutive days prior to the initial funding of the Credit Facilities (exclusive of the period from and including December 25, 2006 through and including January 4, 2007), (ii) cause a meeting of prospective Lenders to be held no less than 21 consecutive days prior to the initial funding of the Credit Facilities (exclusive of the period from and including December 25, 2006 through and including January 4, 2007) and (iii) obtain a debt rating of the Credit Facilities from each of Moody’s Investors Service Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) no less than 21 consecutive days prior to the initial funding of the Credit Facilities (exclusive of the period from and including December 25, 2006 through and including January 4, 2007).

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication of each Credit Facility in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that we will not syndicate the Facilities to any financial institutions or institutional lenders that you have identified to us in writing prior to the date hereof. You shall be entitled to designate additional banks and lending institutions to whom Bank of America shall assign not more than 50% of its aggregate commitment hereunder as either syndication agent or documentation agent for the Credit Facilities. In addition, you shall be entitled to designate one additional bank or lending institution as joint bookrunning manager. In connection with any assignment of Bank of America’s commitment hereunder in accordance with the immediately preceding sentence, (i) Bank of America’s commitment shall be reduced on a dollar-for-dollar basis and (ii) any bank to whom Bank of America’s commitment is assigned shall receive a pro rata allocation of the Underwriting Fee (as defined in the Fee Letter). You agree that Bank of America and/or BAS, as applicable, will have “left” placement in any and all marketing materials or other documentation used in connection with the Credit Facilities and will hold the leading role and responsibilities conventionally understood to be associated with such name placement. It is understood that no Lender participating in the Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the distribution of the fees among the Lenders will be determined by the Lead Arranger after consultation with you.

3.	Information Requirements. You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), that has been or is hereafter made available to the Lead Arranger or any of the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Transaction (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (b) all financial projections concerning the Borrower that have been or are hereafter made available to the Lead Arranger or any of the Lenders the Borrower or its representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date so that the representation, warranty and covenant in the immediately preceding sentence is correct on the Closing Date. In issuing this commitment and in arranging and syndicating the Credit Facilities, Bank of America and BAS are and will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to the Lead Arranger prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information.”

You hereby acknowledge that (a) BAS and/or Bank of America will make available Information and Projections (collectively, “Borrower Materials”) to the proposed syndicate of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the proposed Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). You hereby agree that, so long as you are the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or are actively contemplating issuing any such securities, (w) you will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders, which shall include a reasonably detailed term sheet among such Borrower Materials, and acknowledge that all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials as “PUBLIC,” you shall be deemed to have authorized BAS, Bank of America and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of the definitive credit documentation; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) BAS and Bank of America shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, you shall be under no obligation to mark any Borrower Materials “PUBLIC.”

4.

Fees and Indemnities. You agree to pay the fees set forth in the Fee Letter dated as of the date hereof (the “Fee Letter”) among the parties hereto, if, as and when required thereby. You also agree to reimburse Bank of America and BAS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Lead Arranger and the

Administrative Agent, and of any special and local counsel to the Lenders retained by the Lead Arranger, and due diligence expenses) incurred in connection with the Credit Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

You also agree to indemnify and hold harmless Bank of America, BAS, each other Lender and each of their affiliates and their officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Credit Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (ii) arising from a material breach of the obligations of such indemnified person under this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that Bank of America shall only have liability to you (as opposed to any other person), and that Bank of America shall be liable solely in respect of its own commitment to the Credit Facilities on a several, and not joint, basis with any other Lender and that such liability shall only arise to the extent damages have been caused by breach of Bank of America’s obligations hereunder to negotiate in good faith definitive documentation for the applicable Facility on the terms set forth herein, as determined in a final, nonappealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

5.	Conditions to Financing. The commitment of Bank of America in respect of the Credit Facilities and the undertaking of BAS to provide the services described herein are subject to the satisfaction of each of the conditions set forth in Annex II hereto and each of the following conditions precedent in a manner acceptable to the Lead Arranger: (a) you shall have accepted the separate fee letter addressed to you dated the date hereof from Bank of America and BAS (the “Fee Letter”) as provided therein for the Credit Facilities and you shall have paid, all applicable fees and expenses (including the reasonable fees and disbursements of counsel) that are due thereunder and (b) prior to and during the syndication of the Credit Facilities, there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its affiliates.

6.	Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained in connection with the Transaction, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter (a) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (b) with prompt written notice to the Lead Arranger of any legally required disclosure, as otherwise required by law.

You acknowledge that Bank of America and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. However, be assured that, consistent with their longstanding policy to hold in confidence the affairs of their customers, Bank of America and BAS will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. By the same token, Bank of America and BAS will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning the Companies or any of their respective affiliates that is or may come into the possession of Bank of America, BAS or any of such affiliates.

In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Credit Facilities and any related arranging or other services described in this letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and Bank of America and BAS, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this letter; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction, each of Bank of America and BAS is and has been acting solely as a principal and is not acting as an agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) neither Bank of America nor BAS has assumed or will assume an advisory or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Bank of America or BAS has advised or is currently advising you or your affiliates on other matters) and neither Bank of America nor BAS has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter or any other written agreement between you and BAS or its affiliates; (iv) Bank of America and BAS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and Bank of America and BAS have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship as a consequence of this Commitment Letter; and (v) Bank of America and BAS have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against Bank of America and BAS with respect to any breach or alleged breach of fiduciary duty as a consequence of this Commitment Letter.

Bank of America and BAS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or BAS, as applicable, to identify you in accordance with the Act.

7.	Survival of Obligations. The provisions of numbered paragraphs 3, 4 and 6 shall remain in full force and effect regardless of whether any definitive documentation for the Credit Facilities shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or BAS.

8.	Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America and BAS hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of Bank of America and BAS in the negotiation, performance or enforcement hereof. Each of you, Bank of America and BAS hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of you, Bank of America and BAS waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This Commitment Letter, together with the Summary of Terms and the Fee Letter, embodies the entire agreement and understanding among Bank of America, BAS, you and your and its affiliates with respect to the Credit Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. However, please note that the terms and conditions of the commitments of Bank of America and undertaking of BAS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or BAS to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

All commitments and undertakings of Bank of America and BAS under this Commitment Letter will expire at 5:00 p.m. (New York City time) on January 16, 2007 unless you execute this Commitment Letter as provided below and the Fee Letter as provided therein to accept such commitments and return them to us prior to that time. Thereafter, all accepted commitments and undertakings of Bank of America and BAS hereunder will expire on the earliest of (a) March 15, 2007, unless the Closing Date occurs on or prior thereto, (b) the closing of the Recapitalization and (c) if any event occurs or information becomes available that, in the judgment of Bank of America or BAS, results or is reasonably likely to result in the failure to satisfy any condition set forth in the fifth paragraph of this Commitment Letter. In addition, all accepted commitments and undertakings of Bank of America and BAS hereunder may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Thomas W. Okel
Name:	Thomas W. Okel
Title:	Managing Director

BANC OF AMERICA SECURITIES LLC

By:	/s/ Robert A. Schleusner
Name:	Robert A. Schleusner
Title:	Principal

Accepted and agreed to as of the date first written above:

HEALTH MANAGEMENT ASSOCIATES, INC.

By:	/s/ Robert E. Farnham
Name:	Robert E. Farnham
Title:	Sr. V. Pres-Finance

ANNEX I

SENIOR SECURED CREDIT FACILITIES

SUMMARY OF TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Health Management Associates, Inc., (the “Borrower”). The Borrower and its subsidiaries are collectively referred to herein as the “Companies”.

Guarantors:	The Credit Facilities will be guaranteed by each of the existing and future direct and indirect subsidiaries of the Borrower (the “Guarantors”), other than (i) any subsidiary that is a “controlled foreign corporation” (a “CFC”) under Section 957 of the Internal Revenue Code to the extent such guarantee would result in a material tax liability and (ii) any non-material or non-wholly-owned subsidiaries, including physician management companies. All guarantees will be guarantees of payment and not of collection.

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative and collateral agent for the Lenders (the “Administrative Agent”).

Sole Lead Arranger and Sole Book Manager:	Banc of America Securities LLC (“BAS”) will act as sole and exclusive lead arranger and joint bookrunning manager for the Credit Facilities (the “Lead Arranger”).

Senior Secured Credit Facilities Lenders:	Bank of America and other banks, financial institutions and institutional lenders acceptable to the Lead Arranger and selected in consultation with the Borrower.

Senior Secured Credit Facilities:	An aggregate principal amount of up to $3,250.0 million will be available through the following facilities:

Term Loan B Facility: a $2,750.0 million term loan facility (the “Term Loan B Facility”), all of which will be drawn on the Closing Date.

Revolving Credit Facility: a $500.0 million revolving credit facility (the “Revolving Credit Facility”), available from time to time until the sixth anniversary of the Closing Date, and to include a sublimit to be determined for the issuance of standby letters of credit (each a “Letter of Credit”) and a sublimit

Annex I-1

for swingline loans (each a “Swingline Loan”). Letters of Credit will be initially issued by Bank of America (in such capacity, the “Issuing Bank”), and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. No more than $25.0 million of the Revolving Credit Facility will be drawn on the Closing Date.

Swingline Option:	Swingline Loans will be made available on a same day basis in an aggregate amount not exceeding $50.0 million and in minimum amount of $500,000. The Borrower must repay each Swingline Loan in full no later than ten (10) business days after such loan is made.

Uncommitted Increases:	The definitive documentation of the Credit Facilities will permit, on one or more occasions, the Borrower to add additional first priority term or revolving loans under an existing or new tranche under the Credit Facilities (in either case, the “Incremental Senior Secured Loans”) to use for working capital or general corporate purposes, including permitted acquisitions and refinancing of existing debt; provided that (i) no default or event of default exists or would exist after giving pro forma effect thereto, (ii) all financial covenants would be satisfied on a pro forma basis for the most recent determination period, after giving effect to such Incremental Senior Secured Loans and other customary and appropriate pro forma adjustment events, including any material acquisitions or material dispositions after the beginning of the relevant determination period but prior to or simultaneous with the borrowing of such Incremental Senior Secured Loans, (iii) maturity and the weighted average life to maturity in respect of any Incremental Senior Secured Loans that are term loans shall be no more than ratable with the amortization payments under the Term Loan B Facility, and the Incremental Senior Secured Loans shall otherwise not rank prior to the Term Loan B Facility with respect to mandatory prepayments and other payment rights, (iv) the sum of all Incremental Senior Secured Loans referred to in this “Uncommitted Increases” section shall not exceed $200.0 million in aggregate principal amount, and (v) documentation in respect thereof shall otherwise be reasonably satisfactory to the Administrative Agent and the Borrower. The Borrower may seek commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional financial institutions (who, in the case of any such additional financial institution making a commitment to make revolving loans, must be reasonably acceptable to the Administrative Agent) who shall thereupon become Lenders. The definitive documentation of the Credit Facilities shall be

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amended to give effect to the Incremental Senior Secured Loans by documentation executed by the lender or lenders making the commitments with respect to the Incremental Senior Secured Loans, the Administrative Agent and the Borrower, and without the consent of any other Lender.

Purpose:	The proceeds of the Credit Facilities shall be used (i) to finance the Recapitalization; (ii) to pay fees and expenses incurred in connection with the Transaction; and (iii) to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Closing Date:	On or before March 15, 2007.

Interest Rates:	[REDACTED]

Commitment Fee:	Commencing on the Closing Date, a commitment fee of (a) until six months following the Closing Date, 0.50%, and (b) thereafter, a percentage per annum determined in accordance with a performance pricing grid with a step down to 0.375% based on a leverage ratio to be agreed (calculated on a 360-day basis), shall be payable on the unused portions of the Credit Facilities, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Letter of Credit Fees:	Letter of Credit fees equal to the Applicable Margin from time to time on Revolving Credit LIBOR advances on a per annum basis will be payable quarterly in arrears and shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee of 0.25% per annum will be payable to the Issuing Bank for its own account. Both the Letter of Credit fees and the fronting fees will be calculated

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on the amount available to be drawn under each outstanding Letter of Credit.

Maturity:	Term Loan B Facility: seven years after the Closing Date.

Revolving Credit Facility: six years after the Closing Date.

Scheduled Amortization:	Term Loan B Facility: The Term B Facility will be subject to quarterly amortization of principal (in equal installments), with 1% of the initial aggregate Term Loan B Facility advances to be payable in each of the first six years and 94% of the initial aggregate Term Loan B Facility advances to be payable in the final year (collectively, the “Scheduled Amortization”).

Revolving Credit Facility: Advances under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility or the applicable sublimit.

Mandatory Prepayments and Commitment Reductions:	In addition to the amortization set forth above, (a) net cash proceeds from (i) sales of property and assets of the Borrower and its subsidiaries (including sales or issuances of equity interests by subsidiaries of the Borrower but excluding sales of inventory in the ordinary course of business and other exceptions to be agreed in the loan documentation) and (ii) Extraordinary Receipts (to be defined to include extraordinary receipts such as tax refunds, casualty and indemnity payments and certain insurance proceeds and to exclude cash receipts in the ordinary course of business with other exceptions and thresholds to be mutually agreed), in each case, including a 100% reinvestment right if reinvested or committed to reinvest within 15 months of such sale or disposition, and if committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter; (b) net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries other than debt permitted under the loan documentation and (c) 50% of Excess Cash Flow (to be defined in the loan documentation) of the Borrower and its subsidiaries (with step-downs to (i) 25% Leverage Ratio (as defined below) does not exceed 4.25: 1.00 and (ii) 0% if the Leverage Ratio is less than 3.75: 1.00 (with the first payment in respect of Excess Cash Flow required for the 2007 fiscal year (so long as the Closing Date occurs on or before March 31, 2007; otherwise the 2008 fiscal year) and due in the following year, and with any permanent voluntary prepayments of the Term Loan B Facility during any fiscal year to be credited on a

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dollar-for-dollar basis against any mandatory prepayment required by this clause (a)), shall be applied to the prepayment of (and permanent reduction of the commitments under) the Credit Facilities in the following manner: first, ratably to the principal repayment installments of each of the Term B Loan Facility on a pro rata basis and, second, to the Revolving Credit Facility; provided that in connection with a prepayment with net cash proceeds of collateral pursuant to (a) above the Borrower will offer to purchase Senior Notes (as defined below) in principal amount so that if accepted the principal of the Senior Notes and the Credit Facilities would be equally and ratably reduced (and to the extent that such offer is not accepted by the Senior Note holders or the lenders that amount will be available to repay or repurchase the other secured debt).

Optional Prepayments and Commitment Reductions:	The Credit Facilities may be prepaid at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. Each such prepayment of the Term Loan B Facility shall be applied ratably to the principal repayment installments of the Term Loan B Facility on a pro rata basis. The unutilized portion of any commitment under the Credit Facilities may be reduced or terminated by the Borrower at any time without penalty.

Security:	The Borrower and each of the Guarantors shall grant to the Administrative Agent (for its benefit and for the benefit of the Lenders) valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following (collectively, the “Collateral”):

(a)    all present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each entity that is a CFC, to 66% of the voting stock of each such entity); provided that interests in certain joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of one or more third-parties will not be required to be pledged;

(b) all present and future intercompany debt of the Borrower and each other Guarantor;

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(c)    all of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, equipment, inventory, accounts receivable, certain owned real estate, deposit and bank accounts (provided that no control agreements shall be required), investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property and other general intangibles, insurance proceeds and instruments; and

(d) all proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

Notwithstanding the foregoing, (i) the Administrative Agent shall not take (or perfect) a lien on (v) the fee owned real property at the Riverview Regional Medical Center in Gadsden, Alabama or on any of the fee owned real property in Florida (other than the five medical centers located in Venice, Naples, Port Charlotte and Punta Gorda, Florida), (w) leasehold interests, (x) motor vehicles and other assets subject to certificated of title, letter of credit, rights and certain commercial tort claims, (y) pledges and security interests prohibited by agreements containing anti-assignment clauses not overridden by the UCC or other applicable law and (z) an asset or property of the Borrower or any Guarantor if the Administrative Agent shall reasonably determine that the costs of obtaining a security interest in such assets are excessive in relation to the benefits to the Lenders of the security afforded thereby and (ii) it is understood that in connection with the Transaction, the $400.0 million aggregate principal amount of the Borrower’s outstanding 6.125% Senior Notes due 2016 (the “Senior Notes”) will be secured by the Collateral on an equal and ratable basis with the Credit Facilities.

The Collateral shall ratably secure the relevant party’s obligations in respect of the Facilities, any interest rate swap or similar agreements with a Lender or an affiliate of a Lender and treasury management agreements with a Lender or an affiliate of a Lender.

Conditions Precedent to Closing:	Usual and customary for a transaction of this type, including (without limitation) those specified in Annex II to the Commitment Letter.

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Conditions Precedent to Each Borrowing Under the Senior Secured Credit Facilities:	Each borrowing or issuance or renewal of a Letter of Credit under the Credit Facilities will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be materially correct and (ii) no defaults or Events of Default shall have occurred and be continuing.

Representations and Warranties:	Usual and customary for a transaction of this type, and others deemed appropriate by the Lead Arranger, including, without limitation: (i) corporate status; (ii) corporate power and authority, enforceability; (iii) no violation of law, contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and other information and no material adverse change; (vi) no required governmental (including without limitation exchange control) or third party approvals or consents; (vii) use of proceeds/compliance with margin regulations; (viii) valid title to property and assets (including, intellectual property and licenses), free and clear of liens, charges and other encumbrances; (ix) status under Investment Company Act; (x) ERISA matters; (xi) environmental matters; (xii) perfected liens, security interests and charges; (xiii) solvency; and (xiv) tax status and payment of taxes.

Covenants:	Usual and customary affirmative, negative and financial covenants (applicable to the Borrower and its subsidiaries) for a transaction of this type, and others deemed appropriate by the Lead Arranger, including, without limitation, the following (subject to materiality standards and exceptions to be agreed):

(a)    Affirmative Covenants: (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) performance of leases, related documents and other material agreements; (ix) conducting transactions with affiliates on terms equivalent to those obtainable on an arm’s-length basis; (x) further assurances as to perfection and priority of security interests and (xi) customary financial and other reporting requirements (including, without limitation, audited annual financial

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statements and quarterly unaudited financial statements, notices of defaults, compliance certificates, annual business plans and forecasts, notices of material litigation and proceedings, material environmental actions and liabilities and material ERISA and tax events and liabilities, reports to shareholders and other creditors, and other business and financial information as any Senior Secured Credit Facilities Lender shall reasonably request).

(b)    Negative Covenants: Restrictions on (i) liens; (ii) debt, guarantees or other contingent obligations (including, without limitation, the subordination of all intercompany indebtedness on terms satisfactory to the Lenders) with customary exceptions to include exceptions for refinancing existing indebtedness (including the 1.50% Convertible Senior Subordinated Notes due 2023), debt incurred or assumed up to an amount and types to be agreed in connection with permitted acquisitions, purchase money debt and capital leases and hedging obligations; (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property and assets (other than sales of inventory in the ordinary course of business and other sales to be agreed (including 3 currently proposed sales)); provided that (1) the Borrower may make investments in joint ventures it does control, minority interests and unrestricted subsidiaries in amounts to be mutually agreed plus the Borrower’s share of cumulative excess cash flow and (2) the Borrower will be permitted to make acquisitions as long as (A) there is no default, (B) the Borrower would be in pro forma compliance with the Financial Covenants after giving effect thereto, (C) the acquired company or assets are in the same line of business as the Borrower and its subsidiaries and (D) the acquired company and its subsidiaries (other than immaterial subsidiaries) will become, in the case of any acquired entities organized under the laws of the U.S., Guarantors and pledge their Collateral to the Administrative Agent; (v) loans, acquisitions, joint ventures and other investments; (vi) in the case of the Borrower, dividends and other distributions to, and redemptions and repurchases from, equity holders (with a basket for stock repurchases of $250 million plus the Borrower’s share of cumulative excess cash flow); (vii) creating new subsidiaries (subject to mutually agreed exceptions); (viii) becoming a general partner in any partnership (subject to mutually agreed exceptions);

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(ix) prepaying, redeeming or repurchasing debt (provided that the Borrower shall be permitted to redeem or cash settle its outstanding 1.50% Convertible Senior Subordinated Notes due 2023 in accordance with the terms of the indenture governing the repurchase or conversion of such notes with the proceeds of (i) the issuance of subordinated debt, (ii) the proceeds of Incremental Senior Secured Loans and, subject to minimum availability to be agreed, the Revolving Credit Facility if the Borrower’s first lien secured leverage ratio is less than 4.75:1.00 on a pro forma basis or (iii) the proceeds of senior unsecured debt, if the Borrower’s senior leverage ratio is less than 5.50:1.00 on a pro forma basis), (iv) the proceeds from the issuance of equity securities and (v) the Borrower’s share of cumulative excess cash flow; (x) capital expenditures in specified amounts to be agreed (based on a multiple of projected depreciation) for each year with an annual ability to carry forward some unused amounts and ability to make capital expenditures with the Borrower’s share of cumulative excess cash flow and asset sale proceeds permitted to be reinvested;; (xi) granting negative pledges that would prevent the Borrower or its subsidiaries being able to secure the Credit Facilities to the extent required; (xii) changes in the nature of business; (xiii) amending organizational documents; and (xiv) changes in accounting policies or reporting practices; in each of the foregoing cases, with such other exceptions as may be agreed upon in the loan documentation.

(c) Financial Covenants: To include the following:

• Maintenance of a minimum Interest Coverage Ratio (EBITDA/cash interest expense); and

• Maintenance of a maximum Leverage Ratio (total debt/EBITDA);

All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such measurements shall be made for the period of time since the Closing Date and, where appropriate, annualized. For all purposes under this Commitment Letter, EBITDA shall be defined to include adjustments required or permitted by Regulation S-X of the Securities Act of 1933, as amended, and such other adjustments as shall be acceptable to the Lead

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Arranger and shall be reduced for any applicable period by the amount of any charge attributable to such period related to the Borrower’s publicly announced change in methodology of estimating allowance for doubtful accounts.

Unrestricted Subsidiaries:	The documentation will contain provisions pursuant to which, subject to limitations on investments, loans, advances and guarantees, pro forma covenant compliance and other customary conditions and provisions, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designated any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to affirmative or negative covenants or events of default and other provisions of the documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenants contained in the documentation.

Interest Rate Protection:	Within 90 days after the Closing Date, the Borrower shall enter into interest rate swap contracts with terms and conditions and with a counterparty reasonably satisfactory to the Administrative Agent covering such amount of consolidated funded debt for borrowed money such that at least 50% of the aggregate principal amount of consolidated funded debt for borrowed money of the Borrower and its subsidiaries is subject to interest rate swap contracts providing for effective payment of interest on a fixed rate basis or bears interest at fixed rates for a period of at least three years.

Events of Default:	Usual and customary for a transaction of this type, and others deemed appropriate by the Lead Arranger, including, without limitation, (i) nonpayment of principal, interest, fees or other amounts, (ii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed and material non-monetary judgment defaults; (vii) actual or asserted impairment of loan documentation or security; (viii) Change of Control (to be defined); and (ix) customary ERISA defaults.

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Assignments and Participations:	Each Lender will be permitted to make assignments in minimum amounts to be agreed to other financial institutions approved by the Administrative Agent and, so long as no default has occurred, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that neither the approval of the Borrower nor the Administrative Agent shall be required in connection with assignments to other Lenders or any of their affiliates. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the loan documentation to any of its affiliates. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee of $3,500 will be charged with respect to each assignment.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Credit Facilities, except that the consent of all of the Lenders be required with respect to, among other things, (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or substantially all of the collateral or value of the guarantees and (v) changes that impose any restriction on the ability of any Lender to assign any of its rights or obligations.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Credit Facilities, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Credit Facilities to close.

Governing Law:	New York.

Expenses:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all loan documentation, including, without limitation, the legal fees and expenses of the

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Administrative Agent’s counsel, regardless of whether or not the Credit Facilities are closed. The Borrower will also pay the expenses of each Lender in connection with the enforcement of any of the loan documentation related to the Credit Facilities.

Counsel to the Administrative Agent:	Cahill Gordon & Reindel LLP

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

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ANNEX II

CONDITIONS PRECEDENT TO CLOSING

SENIOR SECURED CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

The closing and the initial extension of credit under the Credit Facilities will be subject to satisfaction of usual and customary conditions precedent for a transaction of this type, and others deemed appropriate by the Lead Arranger, including, but not limited to, the following:

(i) All of the Pre-Commitment Information shall be complete and correct in all material respects, and no changes, occurrences or developments shall have occurred, and no information shall have been received or discovered by the Lead Arranger or the Lenders, regarding the Companies or the Transaction after the date of the Commitment Letter to which this Annex II is attached that (A) either individually or in the aggregate, could reasonably be expected to (1) have a material adverse effect on business, operations, assets, liabilities (actual or contingent), results of operations, condition (financial or otherwise) or prospects of the Companies, taken as a whole, (2) adversely affect the ability of the Borrower or any Guarantor to perform its obligations under the applicable loan documentation or (3) adversely affect the rights and remedies of the Lenders under the applicable loan documentation or (B) purports to adversely affect the Credit Facilities or any other aspect of the Transaction (collectively, a “Material Adverse Effect”).

(ii) The final terms and conditions of each aspect of the Transaction thereof, shall be (i) as described in the Commitment Letter and otherwise consistent with the description thereof received in writing as part of the Pre-Commitment Information and (ii) otherwise satisfactory to the Lenders. The Lenders shall be satisfied with all agreements, instruments and documents relating to the Transaction; and such agreements, instruments and documents relating to the Transaction shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived without the prior written consent of the Lenders. The Recapitalization shall have been consummated in compliance with applicable law and regulatory approvals.

(iii) The Lenders shall have received certification as to the financial condition and solvency of the Borrower and each of the other Guarantors (after giving effect to the Transaction and the incurrence of indebtedness related thereto) from a nationally recognized appraisal or valuation firm reasonably acceptable to the Lead Arranger and from the chief financial officer of each such entity.

(iv) The Lenders shall have received satisfactory opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents with respect to the Credit Facilities, and as to the creation and perfection of the liens granted thereunder on the Collateral) and of appropriate local counsel and such corporate resolutions, certificates and other documents as the Lenders shall reasonably require.

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(v) All filings, recordations and searches necessary or desirable in connection with the liens and security interests in the Collateral shall have been duly made; all filing and recording fees and taxes shall have been duly paid and any surveys and title insurance, requested by the Administrative Agent with respect to real property interests of the Borrower and its subsidiaries shall have been obtained. The Lenders shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower and its subsidiaries, and the Lenders shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Collateral.

(vi) The Credit Facilities shall have received ratings from Moody’s at least 21 days prior to the Closing Date.

(vii) The negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities satisfactory to BAS, the Administrative Agent and the Lenders thereunder.

(viii) All accrued fees and expenses of the Administrative Agent and the Lead Arranger (including the fees and expenses of counsel for the Administrative Agent and the Lead Arranger and local and special counsel for the Administrative Agent and the Lead Arranger) shall have been paid. The Borrower shall have paid all items then due and payable under the Fee Letter and shall have complied with all of its obligations under the Fee Letter.

(ix) The Lead Arranger shall have received evidence satisfactory to the Lead Arranger that the pro forma ratio of total debt to consolidated EBITDA (to be defined to include adjustments required or permitted by Regulation S-X of the Securities Act of 1933, as amended, and such other adjustments as shall be acceptable to the Lead Arranger) of the Borrower and its subsidiaries for the latest four-quarter period ending at least 45 days prior to the dividend declaration date (which shall be calculated reflecting the Transactions on a pro forma basis and shall be reduced by the amount of any charge for such four quarter period related to the Borrower’s publicly announced change in methodology of estimating allowance for doubtful accounts) (“LTM EBITDA”) was not more than 6.50 to 1.00.

(x) The Lead Arranger shall have received forecasts prepared by management of the Borrower, each in form satisfactory to the Lead Arranger and the Lenders, of balance sheets, income statements and cash flow statements for each of the Borrower’s fiscal quarters for 2007 and annually thereafter for the term of the Credit Facilities, which forecasts shall include allowances for doubtful accounts consistent with the Borrower’s publicly announced change in methodology of estimating allowance for doubtful accounts.

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